SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549





                                    FORM 8-K



                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                               August 27, 1998
                (Date of Report (Date of earliest event reported)





                            BNL FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)





         IOWA                            0-16880               42-1239454
(State or other jurisdiction    (Commission File Number)     (IRS Employer
    of incorporation)                                      Identification No.)



                         301 Camp Craft Road, Suite 200
                               Austin, Texas 78746
                                 (512) 327-3065
               (Address, including zip code and telephone number,
             including area code, of registrant's principal offices)


Item 5.  Other Events.

The Company has previously reported in its filings on Form 10QSB and 10KSB the pendency of a class action complaint filed by Myra Jo Pearson and Paul Pearson in the Circuit Court of Pulaski County, Arkansas (3rd Division) naming the Company, BNL Equity Corporation and several officers of the Company, as defendants. The plaintiffs have alleged that the defendants violated the Arkansas Securities Act in several respects in connection with the public offerings of securities made by United Arkansas Corporation ("UAC") (now known as BNL Equity Corporation) during the period from January, 1989, until May, 1992.

This litigation has progressed slowly and no progress has been made in the area of discovery into the substantive issues. On March 3, 1998, the plaintiffs filed a Second Amended Class Action Complaint in which they dropped certain claims, including allegations of common law fraud, fraudulent concealment, tolling of the statute of limitations, and the request for punitive damages.

The first issue determined in the case concerned the procedural issue of whether the lawsuit would be certified as a class action, with the class of plaintiffs including all Arkansas purchasers who participated in the public offerings of securities by UAC during the stated time frame. A hearing was held on the issue of whether the class would be certified on June 8, 1998, and on August 27, 1998 the Court entered a ruling certifying the class. The Company believes that serious errors were made in certifying the class, and the Company is in the process of filing an appeal of the certification order.

The certification of the class does not have any impact on the substantive issues to be litigated, including whether or not any material misrepresentations or omissions were made in the offerings in question, whether the claims are barred by the applicable statute of limitations, and other issues. If the effort to certify the action as a class action had failed, the Company's potential liability, if any, would have been limited to the named plaintiffs, Myra Jo Pearson, Paul Pearson and James Stillwell. Since the class has been certified, the potential liability, if any, extends to all members of the class.

The Company continues to believe strongly that the case is without merit.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

                            BNL FINANCIAL CORPORATION



Date: 9/24/98                           By: /s/ Barry N. Shamas
                                        Barry N. Shamas
                                        Executive Vice President